Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	June 29, 2012
Executive Vice President
and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President
and Treasurer
(310) 481-8581

KILROY REALTY CLOSES $97.0 MILLION MORTGAGE LOAN

LOS ANGELES, June 29, 2012 – Kilroy Realty Corporation (NYSE:KRC) today announced that Kilroy Realty, L.P. has obtained a $97.0 million, fifteen year, non-recourse mortgage that bears interest at a rate of 4.48%. The mortgage matures on July 1, 2027 and is secured by office properties located at 2211 Michelson Drive in Irvine, California and 2100 and 2110 Colorado Avenue in Santa Monica, California. The company intends to use proceeds from the loan to pay down borrowings on its credit facility.

About Kilroy Realty Corporation

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in premier office and industrial submarkets along the West Coast. For over 60 years, the company has owned, developed, acquired and managed real estate assets, consisting primarily of Class A real estate properties in the coastal regions of Los Angeles, Orange County, San Diego, greater Seattle and the San Francisco Bay Area. At March 31, 2012, the company owned 11.8 million rentable square feet of commercial office space and 3.4 million rentable square feet of industrial space. More information is available at http://www.kilroyrealty.com.

Forward-Looking Statements

Some of the information presented in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance, results or events. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in forward-looking statements, and you should not rely on forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in forward-looking statements, including, among others: risks associated with investment in real estate assets, which are illiquid, and with trends in the real estate industry; competitive market conditions; the ability to complete potential acquisitions and dispositions on announced terms; the ability to successfully operate acquired properties; and the availability of cash for debt service and exposure of risk of default under debt obligations. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional risk factors, see the factors included under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, quarterly report on Form 10-Q for the quarter ended March 31, 2012, and our other filings with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with ongoing requirements under Federal securities laws.

###